Exhibit 10.8

Hancock Whitney Corporation

Executive Incentive Plan

Executive Incentive Plan

Executive Incentive Plan

This plan applies to Hancock Whitney Corporation (the Company) and its subsidiaries and affiliated companies.

Table of Contents

1.	Overview	1
2.	Cash Compensation Philosophy	1
3.	Eligibility Criteria	1
4.	Corporate Performance Targets & Plan Funding	2
5.	Target Award and Weighting	2
6.	Risk Tolerance	3
7.	Clawback	3
8.	Incentive Payment	3

Executive Incentive Plan

1. Overview

Hancock Whitney Corporation provides an annual incentive opportunity to Section 16 officers (Participants) to reward achievement of individual as well as department and corporate objectives. The Company’s incentive philosophy is designed to attract and retain results-oriented associates while properly balancing risk and reward. The design and criteria outlined below applies to the 2022 fiscal year.

This plan is governed by the Company’s Board of Directors (the Board), the Compensation Committee of the Board of Directors (the Committee), and Executive Management.

Nothing contained within this plan document intended to create, comprise, or define, nor should it be construed to constitute, any type of oral or written contract, promise, or guarantee, express or implied, between the Company and any one or all of its associates. All incentives are payable at the discretion of the Board, Committee, and Executive Management.

2. Cash Compensation Philosophy

As a preeminent financial industry leader in the Gulf South, the Company recognizes that our associates are our primary asset and our principal source of competitive advantage.

In order to achieve our goal of being an employer of choice, we must attract, retain and motivate a highly qualified workforce. In doing so, the Company’s compensation philosophy is to provide a total cash compensation program that is competitive with that paid by local and regional competitors for similar work.

Total cash compensation is comprised of two components – base salary and incentive compensation. Base salary is determined by the essential job functions, competencies, skills, and abilities for the position. Incentive compensation is determined by the Participant’s performance compared to established goals and overall corporate performance. This component contains goals that are set by the Committee after consultation with senior leadership and that are further described below.

3. Eligibility Criteria

• Participant is designated as Section 16 officer.

• Participant must be actively employed in a full or part time eligible position prior to October 1 of the plan year. Associates hired on October 1st or later will not be eligible to participate in that year’s incentive plan. They will be eligible to participate in the EIP in the following year.

• Participant must be actively employed in a full or part time eligible position and be actively employed on December 31st of the plan year in order to be eligible to receive a payment. Participants terminated for cause are not eligible to receive a payment.

Executive Incentive Plan

• Participants are not eligible to participate in a Line of Business Functional plan.

• Pro-rata incentives will be based upon a Participant’s eligible tenure. Tenure is defined in terms of the amount of time spent in an incentive eligible position.

• Grade changes due to promotion during the plan year will result in a pro-rata incentive based upon an associate’s eligible time in each grade. Time in each grade is defined in terms of the amount of time spent in each grade.

4. Corporate Performance Targets & Plan Funding

As noted above, the EIP funding is tied directly to the Company achieving annual corporate performance targets. These targets are set annually by the Committee. If 100% of all corporate performance targets are not achieved, the plan may not be funded at 100%.

Each corporate component line item funds independent and can have a maximum funding of 200%. The aggregate corporate component cannot fund any higher than 200%.

The financial performance for measuring attainment of the Target during the performance period shall be determined from the Company and its subsidiaries as in existence at the beginning of the performance period. The effect on the financial performance of the Company resulting from a merger or any other similar corporate transaction or from the acquisition of a subsidiary or other affiliated entity during the performance period may be taken into consideration. The Committee has the discretion to take into consideration the effect of any such transaction when determining awards under the EIP.

If in any quarter during a given calendar year, the Company reduces the common dividend per share from the actual amount per share paid in the immediate prior quarter, then a minimum of 50% of that year’s corporate component of the EIP would be forfeited.

In exercising its discretion under the Plan, the Committee will also consider the financial performance of regional and top quartile peer companies of key operating metrics, asset quality metrics, and corporate strategic objectives.

The Company Corporate Component is funded based on the Performance Target attainment levels.

5. Target Award and Weighting

The EIP is designed to provide an incentive component for Section 16 officers. The EIP is driven by corporate goal achievement and is funded based on achievement of pre-established corporate performance target goals. Corporate performance measured against performance targets will determine incentive awards.

The Target Payout will be calculated as a percentage of the associate’s base pay for the plan year. The Target Payout is the value at which 100% credit is given.

Executive Incentive Plan

Incentive targets are reviewed and set annually by the Committee. The target payout percentage is established using market data, internal equity and overall Participant contribution. This percentage is not guaranteed and is within the sole discretion of the Committee. In any given year, the percentage can move up or down. Any decision of the Committee is considered final and nonappealable.

6. Risk Tolerance

The Company strives to ensure that it offers associates incentive pay with the proper balance of risk and reward in a manner that does not encourage associates and senior executive officers to expose the Company to imprudent risk that threaten the strength and stability of the Company, strategic initiatives, and/or shareholder and stakeholder value. The plan is designed to deliver incentives for superior performance provided acceptable risk tolerance standards are met. In general, the Plan is designed to meet the following risk standards by:

• Promote behaviors consistent with the Company’s core values, strategies, and goals focused on long-term value creation over short-term results;

• Proper balance of risk and reward in a manner that does not encourage associates and senior executive officers to expose the Company to imprudent risk that threaten the strength and stability of the Company, strategic initiatives, and/or shareholder and stakeholder value;

• Ensure incentive pay is compatible with effective controls and risk-management;

• Discourage the manipulation of earnings or production solely to enhance personal compensation

• Discourage unnecessary risk-taking, be it Strategic, Operational, Financial, Reputation, Administrative, Compliance, and any behaviors leading to such risk

• Encourage Risk Awareness within operations

In summary, the Company has established the Plan to reward superior performance by plan participants while maintaining vigilant risk management.

7. Clawback

This Plan is subject to the Company’s Clawback Policy.

8. Incentive Payment

The target for paying incentives to eligible participants is in February following the end of the calendar year, but no later than March 15th of such year. All incentives are paid through the normal payroll processes and include applicable tax withholdings and 401(k) deductions according to plan documents.